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Exhibit #12
Corning Incorporated and Subsidiary Companies
Computation of Ratio of Earnings to Combined Fixed Charges and Preferred
Dividends:
(Dollars in millions, except ratios)


                                              40 Weeks Ended                      Fiscal Year Ended
                                          October 8,  October 9,     Jan. 1,   Jan. 2,   Jan. 3,   Dec. 29,  Dec.30,
                                            1995*       1994          1995      1994      1993      1991       1990
Income before taxes on income              $344.3      $312.2         $459.5   $156.7    $336.6    $327.4    $328.1
Adjustments:
  Share of earnings (losses) before
    taxes of 50% owned companies             73.7       147.7           89.0   (137.0)    103.2     165.4     175.9
  Loss before taxes of greater than
    50% owned unconsolidated subsidiary      (1.8)       (2.3)          (4.0)    (3.1)     (2.1)     (2.2)     (2.0)
  Distributed income of less than 50%
    owned companies and share of
    loss if debt is guaranteed                            1.2            2.1      4.5      (4.3)      6.6       0.9
  Amortization of capitalized interest        7.4        10.4           13.3     13.0      11.8      10.2       8.8
  Fixed charges net of capitalized interest 141.1       149.1          212.0    155.8     130.3     126.4     112.5
                                            -----       -----          ------   -----     -----     ------    -----

Earnings before taxes and fixed charges
  as adjusted                               $564.7     $618.3         $771.9   $189.9    $575.5    $633.8    $624.2
                                            ======     ======          ======  =======   ======    ======    ======

Fixed charges:
  Interest incurred                          $97.9      $88.4         $122.3    $94.0     $68.9     $60.4     $58.6
  Share of interest incurred of 50% owned
    companies and interest on guaranteed
    debt of less than 50% owned companies     18.1       43.6           60.8     40.9      42.0      47.5      45.3
  Interest incurred by greater than 50%
  owned unconsolidated subsidiary              0.6        0.6            0.8      0.8       0.9       0.9       1.0
  Portion of rent expense which
    represents interest factor                29.7       21.7           36.2     29.9      27.6      23.0      19.7
  Share of portion of rent expense which
    represents interest factor for
    50% owned companies                        2.0        6.4            9.4      9.1       9.2       9.0       7.6
  Portion of rent expense which represents
    interest factor for greater than
    50% owned unconsolidated subsidiary                                  0.1      0.1       0.1       0.1       0.1
  Amortization of debt costs                   0.7        1.6            2.0      1.8       1.5       0.4       0.4
                                              -----      -----          -----    -----     -----     ----      -----

Total fixed charges                           149.0      162.3         231.6    176.6     150.2     141.3     132.7
Capitalized interest                           (7.9)     (13.2)        (19.6)   (20.8)    (19.9)    (14.9)    (20.2)
                                              ------     ------        ------   ------    ------    ------    ------

Total fixed charges net of capitalized
  interest                                    $141.1    $149.1        $212.0   $155.8    $130.3    $126.4    $112.5
                                              =======   ======        ======   ======    =======   ======    =======

Preferred dividends:
  Preferred dividend requirements              $12.0     $ 4.2         $ 8.2    $ 2.1     $ 2.2     $ 2.4     $ 2.5
  Ratio of pre-tax income to income
    before minority interest and equity
    earnings                                     1.5       1.6           1.6      1.3       1.4       1.5       1.7
                                                -----     -----         -----    ----      ------    -----     -----
  Pre-tax preferred dividend requirement        18.0       6.7          13.1      2.7       3.1       3.6       4.3

Total fixed charges                             149.0    162.3         231.6    176.6     150.2     141.3     132.7
                                                -----    -----         -----    -----     -----     -----     ------
Fixed charges and pre-tax preferred
  dividend requirement                         $167.0   $169.0        $244.7   $179.3    $153.3    $144.9    $137.0
                                               =======  =======       ======   =======   =======   ======    =======
Ratio of earnings to combined fixed
  charges and preferred dividends                 3.4x     3.7x          3.2x     1.1x      3.8x      4.4x      4.6x
                                                 ======   =====        ======    =====     =====     =====     =====
*Beginning in the second quarter of 1995, the Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends excludes Dow Corning
 Corporation as a result of the Registrant's decision to fully reserve its investment in and discontinue recognition of equity earnings from Dow Corning.
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